Exhibit (b)(1)(B)

Translation

FACILITY AGREEMENT AMONG:

I. BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER, HENCEFORTH REFERRED TO AS THE “BANK”, REPRESENTED HEREIN BY MR. CARLOS DAVID VELAZQUEZ THIERRY AND AGUSTIN DE LA GARZA VIDAURRI;

II. CEMEX, S.A.B. DE C.V., HENCEFORTH REFERRED TO AS THE “BORROWER”, REPRESENTED HEREIN BY AGUSTIN DE JESUS BLANCO GARZA.

III. WITH THE APPEARANCE OF CEMEX MEXICO, S.A. DE C.V. REPRESENTED HEREIN BY MR. AGUSTIN DE JESUS BLANCO GARZA AND EMPRESAS TOLTECA DE MEXICO, S.A. DE C.V., REPRESENTED HEREIN BY AGUSTIN DE JESUS BLANCO GARZA, HENCEFORTH JOINTLY REFERRED TO AS THE “GUARANTORS”,

In accordance with the following statements and clauses:

STATEMENTS

I. The “BANK” states, through its representatives:

1. That it is a company duly incorporated in accordance to Mexican law and authorized to operate as a full service bank, and thus has the necessary legal capacity for the execution of, and compliance to this Agreement.

2. That its representatives have the sufficient legal capacity, which has not been revoked nor modified in any way, to attend in its name and representation to the execution and enforcement of this Agreement.

II. The “BORROWER” states, through its representatives:

1. That it is a company legally incorporated in accordance to Mexican law, and that its representative has the necessary and sufficient legal capacity, which has not been restricted or in any way modified, to represent it herein.

2. That its corporate purpose contemplates the possibility of executing the type of transaction established herein, as accredited with its current by-laws, reason for which this Agreement does not violate any of the Borrower’s statutory provisions and its execution has been authorized by the competent statutory entities.

3. That on July 25, 2006 it provided the Bank the information and documentation which accurately reflects its financial, accounting, legal and in general, administrative situation. This information and documentation constituted the basis for the execution of this Agreement and the authorization of the credit, subject matter of the same, and which, on the signature date of this Agreement, has not undergone any significant amendment or substantial change.

4. That on the date of this deed, it is not on strike, nor does it have any knowledge of a call to strike, or that its workers or employees, or any workers’ union, intends to strike against the Borrower.

5. That there exist no pending obligations, nor to the extent of its knowledge, do any threats to file a claim or begin proceedings against the Borrower or any of its properties, before a court, government agency, nor before any arbiter. It is also unaware of any Adverse Material Event that may affect the legality, validity or enforceability of this Agreement.

Translation

6. That it has executed call money bank deposit agreements with the Bank, in Pesos checking account number 0447899564 (hereinafter “Pesos Checking Account”) and in Dollars checking account number 0145905001 (hereinafter “Dollars Checking Account”), which the Borrower has with the Bank for the withdrawal and payment of the credit (hereinafter jointly referred to as the “Checking Accounts”).

III. The “GUARANTORS” state through their representatives:

1. That they are companies duly incorporated in accordance to Mexican law, and that their representatives have the necessary and sufficient legal capacity, which has not been restricted or in any way modified, to represent them herein.

2. That their respective corporate purposes contemplate the possibility of executing the type of transaction established herein, as accredited with their current by-laws, reason for which this Agreement does not violate any of the Guarantors’ statutory provisions and its execution has been authorized by the competent statutory entities.

3. In view of the corporate, financial, administrative and legal relations they hold with the Borrower, it is in their interest to appear herein, with the purpose of guaranteeing in the Bank’s favor, in the terms agreed to herein, the fulfillment of all the obligations arising on the Borrower’s behalf, in this Agreement.

The parties state jointly:

That they acknowledge the Capacity they exercise, just as they recognize the full force and validity of the stipulations, statements and definitions contained herein.

In view of the foregoing, the parties bind themselves to the stipulations of the following:

CLAUSES

FIRST CLAUSE:

DEFINITIONS The following terms capitalized in this Agreement will have the following meanings:

“Receivables Program Assets” means (a) all Receivables which are described as being transferred by the Borrower, another Seller or a Special Purpose Vehicle pursuant to the Receivables Documents, (b) all Receivables Related Assets with respect to such Receivables, and (c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.

“Receivables Related Assets” means with respect to any “Receivables” (i) any rights arising under the documentation governing or relating to such Receivables (including rights in respect of liens securing such Receivables), (ii) any proceeds of such Receivables, (iii) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Adjusted Consolidated Net Tangible Assets” means the Borrower’s and its Subsidiaries consolidated assets as a whole, minus (a) depreciation, amortization and other applicable reserves, (b) outstanding liabilities ( excluding amortizations that become due in a less than one year term with respect to the long term debt) and (c) intangible assets, such as the excess of the book value (commercial credit or “goodwill”), commercial names, registries and brands, concessions, patents and other intangibles, pursuant to the GAAP in Mexico, calculated pursuant to the Borrower’s most recent available internal consolidated financial statements.

“Acquisition” means any merger, consolidation, acquisition or lease of assets, acquisition of securities or business combination or acquisition, or any two or more of such transactions, if upon the completion of such

Translation

transaction, the Borrower or any Subsidiary thereof has acquired an interest in any Person who is deemed to be a Subsidiary under this Agreement and was not a Subsidiary prior thereto.

“Material Acquisition” any (a) acquisition of property or series of related acquisitions of property that constitutes assets comprising all or substantially all of an operating unit, division or line of business or (b) acquisition of or other investment in the Capital Stock of any Subsidiary or any Person which becomes a Subsidiary or is merged or consolidated with the Borrower or any of its Subsidiaries, in each case, which involves the payment of consideration by the Borrower and its Subsidiaries in excess of U.S.$25,000,000 (or the equivalent in other currencies).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is subject to the common control of said Person. In virtue of this definition, “control” means the capacity to determine the administration and policy of said Person, directly or indirectly, whether through the custody of securities, with a right to vote, by contract or in any other form.

“Capital Lease” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under Mexican GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with Mexican GAAP.

“Derivatives” means, with respect to any Person, any type of derivative transactions, including, with no limitation, equity forwards, capital hedges, cross-currency swaps, currency forwards, interest rate swaps and swap options or similar operations or combinations of the abovementioned operations, and all the obligations of said Person, direct or contingent, that guarantee the obligations of said Person with respect to the abovementioned transactions.

“Debt” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, promissory notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capital Leases, (v) all Debt of others secured by a Lien on any asset of such Person, up to the value of such asset, as recorded in such Person’s most recent balance sheet, (vi) all obligations of such Person with respect to product invoices incurred in connection with export financing, and (vii) all obligations of such Person under repurchase agreements for the stock issued by such Person or another Person. For the avoidance of doubt, Debt does not include Derivatives. With respect to the Borrower and its subsidiaries, the aggregate amount of Debt outstanding shall be adjusted by the Value of Debt Currency Derivatives solely for the purposes of calculating the Consolidated Net Debt / EBITDA Ratio. If the Value of Debt Currency Derivatives is a positive mark-to-market valuation for the Borrower and its subsidiaries, then Debt shall decrease accordingly, and if the Value of Debt Currency Derivatives is a negative mark-to-market valuation for the Borrower and its subsidiaries, then Debt shall increase by the absolute value thereof.

“Consolidated Net Debt” means, at any date, the sum (without duplication) of (a) the principal amount of all Debt of the Borrower and its Subsidiaries at such date, plus (b) to the extent not included in Debt, the total unpaid amount of all financial transactions derived from equity swaps at such date or in accordance to any similar transaction, minus (c) all Temporary Investments of the Borrower and its Subsidiaries at such date. In order to calculate the Consolidated Net Debt, the transactions that are considered Debt in the terms of such definition will not be considered, if they are not registered as a liability by the Borrower and its Subsidiaries pursuant to effective GAAP on the signature date of this Agreement.

Translation

“Relevant Debt” means the Borrower’s and/or one or more of its Subsidiaries’ debt, derived from one or more related or unrelated transactions, for a principal unpaid amount which exceeds USA$50’000,000.00, or its equivalent in other currencies.

“Asset Disposition” means, with respect to any asset, any sale, sale and lease back, lease, assignment, transmission or any other disposition thereof.

“Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of U.S.$25,000,000 (or the equivalent in other currencies).

“Receivables Documents” means (a) a receivables purchase agreement, pooling and servicing agreement, credit agreement, agreements to acquire undivided interests or other agreement to transfer, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time entered into by the Borrower, another Seller and/or a Special Purpose Vehicle, and (b) each other instrument, agreement and other document entered into by the Borrower, any other Seller or a Special Purpose Vehicle relating to the transactions contemplated by the items referred to in clause (a) above, in each case as amended, modified, supplemented or restated and in effect from time to time.

“Material Adverse Effect” means any circumstance, event or condition that has an adverse and significant effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the Promissory Notes or the rights and remedies of BBVA Bancomer with respect to the same (c) the ability of the Borrower and/or the Guarantors to perform their Obligations under this Agreement, the Promissory Notes, or any other Credit Document, in the understanding that a Material Acquisition will not be considered a Material Adverse Effect.

“Responsible Officer” means, of any Person, the Chief Financial Officer, the Corporate Finance Director, the Corporate Treasury Director, the Finance and Financial Planning Manager, the Finance Manager or the Comptroller of such Person.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period and (b) to the extent not included in (a) above, payments during such period in respect of the financing costs of financial derivatives in the form of equity swaps.

“Consolidated Interests Expenses” means, for any period, the total of the brute expenses for interests of the Borrower and its consolidated Subsidiaries attributable to said period pursuant to Mexican GAAP.

“Line of Credit” means, on the date of this Agreement, the quantity authorized by the different empowered authorities in order that the Bank, or its subsidiaries or affiliates may individually hire credits with the Borrower and/or its Subsidiaries, whose joint amount be up to the amount of €1,000’000,000.00 (One billion Euros 00/100 legal Spanish currency) to be allocated by the Borrower and/or its Subsidiaries to perform a Material Acquisition.

“Withdrawal Notice” means the notice delivered by the Borrower, duly signed by a Responsible Officer of the Borrower in which the direct and/or indirect withdrawal amount and the date of withdrawal with at least three business days notice before the withdrawal date, are specified, thereby confirming and informing the Bank about the Material Acquisition. Said Withdrawal Notice will have to additionally include the name, corporate purpose of the company subject matter of this Material Acquisition.

The withdrawal date could be advanced if the Bank, pursuant to its capacity in that moment informs the Borrower such possibility, and the Borrower request it.

Translation

“Withdrawal Request” means the request and the confirmation of the Borrower to the Bank for the upcoming direct and/or indirect withdrawal of a part of or the whole credit, before the Effectiveness Termination Date, signed by a Responsible Officer of the Borrower’s, in which it is specified that the Borrower has complied with the preceding conditions of the credit in order that it be withdrawn, and that the effects of the Credit once it has been withdrawn by the Borrower will not produce a cause of Early Maturity.

“Receivables Program Obligations” means (a) promissory notes, shares certificates, undivided interests, partnership interests or other interests representing the right to be paid a specified principal amount from the Receivables Program Assets and (b) related obligations of the Borrower, a Subsidiary of the Borrower or a Special Purpose Vehicle (including, without limitation, rights in respect of interest or yield hedging obligations, breach of warranty claims and expense reimbursement and indemnity provisions).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer to a Special Purpose Vehicle (in the case of a transfer by the Borrower or any other Seller) and any other person (in the case of a transfer by a Special Purpose Vehicle), or may grant a security interest in, any Receivables Program Assets (whether now existing or arising in the future); provided that:

(a) no portion of the indebtedness or any other obligations (contingent or otherwise) of a Special Purpose Vehicle (i) is guaranteed by the Borrower or any other Seller or (ii) is recourse to or obligates the Borrower or any other Seller in any way such that the requirements for off balance sheet treatment under Financial Accounting Standards Bulletin 140 are not satisfied; and

(b) the Borrower and the other Sellers do not have any obligation to maintain or preserve the financial condition of a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results.

“Debt Currency Derivatives” means transactions derived from the Borrower and its subsidiaries related to currency entered into for the purposes of hedging exposures under outstanding Debt of the Borrower and its subsidiaries, including but not limited to cross-currency swaps and currency forwards.

“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture or other business entity or governmental authority, whether or not having a separate legal Personality.

“GAAP” means the Generally Accepted Accounting Principles in Mexico on the signature date of this Agreement.

“Consolidated Leverage Ratio” means, at any time during the fiscal quarter, the ratio of (a) the Consolidated Net Debt at that time, to (b) the consolidated EBITDA for the last four quarters before such quarter, which will have to be calculated based on the most recent Consolidated Financial Statements of the Borrower and its Subsidiaries available at that date, pursuant to GAAP.

“Consolidated Net Debt / EBITDA Ratio” means, at any time during the fiscal quarter, the ratio of (a) Consolidated Net Debt for that moment to (b) EBITDA for the period of four consecutive fiscal quarters immediately preceding, which shall be calculated based on the most recently available consolidated financial statements of the Borrower and its Subsidiaries as of such date.

“Consolidated Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) EBITDA for such period, to (b) Consolidated Fixed Charges for such period, pursuant to GAAP.

“Subsidiary” means with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust, estate or other entity of which (or in which) more than 50% of (a) in the case of a

Translation

corporation, the issued and outstanding capital stock with voting rights, (b) in the case of a limited liability company, partnership or joint venture, the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) in the case of a trust or estate, the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by (X) such Person, (Y) such Person and one or more of its other Subsidiaries or (Z) one or more of such Person’s other Subsidiaries. For purposes of determining whether a trust formed in connection with a Qualified Receivables Transaction is a Subsidiary, promissory notes, bonds, shares certificates, trustee certificates, trust certificates, undivided interests, partnership interests or other interests or certificates of the type described in clause (a) of the definition of Receivables Program Obligations shall be counted as beneficial interests in such trust.

“Acquiring Subsidiary” means any Subsidiary of the Borrower or any one of its Subsidiaries solely for the purpose of participating as the acquiring party in any Acquisition, and any Subsidiaries of such Acquiring Subsidiary acquired in such Acquisition.

“Acquired Subsidiary” means any Subsidiary acquired by the Borrower or any other Subsidiary after the date hereof in an Acquisition, and any Subsidiaries of such Acquired Subsidiary on the date of such Acquisition.

“Material Subsidiary” means, at any date, any Subsidiary of the Borrower (if any) (i) the assets of which, together with those of its Subsidiaries, on a consolidated basis, without duplication, constitute 5% or more of the consolidated assets of the Borrower and its Subsidiaries as of the end of the then most recently ended fiscal quarter for which quarterly financial statements have been prepared or (ii) the operating profit of which, together with that of its Subsidiaries, on a consolidated basis, without duplication, constitutes 5% or more of the consolidated operating profit of the Borrower and its Subsidiaries for the then most recently ended fiscal quarter for which quarterly financial statements have been prepared and (b) each Guarantor will be considered a “Material Subsidiary” for the purposes of this Agreement.

“EBITDA” means, for any period, the sum for the Borrower and its Subsidiaries, determined on a consolidated basis of (a) operating income (utilidad de operación), (b) cash interest income and (c) depreciation and amortization expense, in each case determined in accordance with Mexican GAAP consistently applied for such period. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Net Debt / EBITDA Ratio (but not Consolidated Fixed Charge Coverage Ratio), (i) if at any time during such Reference Period the Borrowers or any of its Subsidiaries shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period (but when the Material Disposition is by way of a lease, income received by the Borrower or any of its Subsidiaries under such lease shall be included in EBITDA and (ii) if at any time during such Reference Period the Borrower or any of its Subsidiaries shall have made any Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including the incurrence or assumption of any Debt) as if such Material Acquisition had occurred on the first day of such Reference Period. Additionally, if since the beginning of such Reference Period any Person that subsequently shall have become a Subsidiary or was merged or consolidated with the Borrower or any of its Subsidiaries as a result of a Material Acquisition occurring during such Reference Period shall have made any Disposition or Acquisition of property that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Borrower or any of its Subsidiaries during such Reference Period, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Disposition or Acquisition had occurred on the first day of such Reference Period.

“Value of Debt Currency Derivatives” means, on any given date, the aggregate mark-to-market value of Debt Currency Derivatives, expressed as a positive number (if, on a mark-to-market basis, such aggregate amount reflects a net amount owed to the Borrower and its subsidiaries) or as a negative number (if, on a mark-to-market basis, such aggregate amount reflects a net amount owed by the Borrower and its subsidiaries).

Translation

“Special Purpose Vehicle” means a trust, partnership or other special purpose person established by the Borrower and/or its Subsidiaries to implement a Qualified Receivables Transaction.

“Seller” means the Borrower and any Subsidiary or other affiliate of the Borrower (other than a Subsidiary or affiliate that is a Special Purpose Vehicle) which is a party to a Receivables Document.

AMOUNT.

SECOND. The Bank establishes a credit for the Borrower in the form of a Simple Takeout Facility Credit, for the maximum amount of USA$1,200’000,000.00 (One billion two hundred million American Dollars 00/100 legal currency of the United States of America) or its equivalent in pesos, considering the exchange rate required to settle obligations in foreign currency by the Official Federal Gazette (Diario Oficial de la Federación) on the day to which corresponds the date of the respective asset disposition (hereinafter the “Credit”) unless the authorities empowered to do so expressly authorize an increase in the Line of Credit.

In order to determine the available balance of the Credit for the withdrawals in a non-dollar currency, these withdrawals will be valued and registered as a balance withdrawn in dollars at the effective official exchange rate on the day of the withdrawal.

The Line of Credit is independent of the diverse lines of credit that the Bank and/or its Subsidiaries or affiliates have authorized in favor of the Borrower and/or its Subsidiaries.

“Pesos”, means the legal currency in Mexico.

“Dollars”, means the legal currency of the United States of America.

The resources will be supplied, in accordance to the availability of the Bank’s Treasury and subject to the legal provisions that regulate the Bank’s activity, or the activity of any of the franchises the Bank has established abroad, or if applicable, of some correspondent Bank with which the Bank has established a line of credit.

The principal amount of the Credit to which the immediately preceding paragraph makes reference, does not comprise ordinary, nor default interests, fees, additional charges and other expenses the Borrower must cover in favor of the Bank in accordance to this Agreement.

The Borrower will make use of the Credit in the form, terms and under the conditions agreed upon herein.

The credit is granted in accordance to the provisions of the General Law of Credit Instruments and Operations (Ley General de Títulos y Operaciones de Crédito), in the form of a Simple Credit take out facility and of that which the Twentieth clause establishes.

PURPOSE.

THIRD. The Borrower agrees to allocate the amount of the Credit precisely to complement the necessary resources to undertake a Significant Acquisition (the “Purpose”).

EFFECTIVENESS.

FOURTH. The period of effectiveness of this Agreement ends on September 28, 2007 (hereinafter “Effectiveness Termination Date”).

The parties will be able to agree upon the extension of the Effectiveness Termination Date, as well as, if applicable, the amendment to certain conditions established herein, which will have to be effected by means of the Borrower’s written request, with 110 days notice before the Effectiveness Termination Date, to which the Bank must respond within 20 days following the reception of said request, stating whether it agrees or disagrees to the request.

Translation

Notwithstanding this Agreement’s termination, it will continue to produce all its legal effects, until the Borrower has completely paid all the quantities in its name.

CREDIT WITHDRAWALS.

FIFTH. During the effectiveness of this Agreement the Borrower may totally or partially withdraw from the Credit:

i) directly, which means, through the withdrawal of the resources, subject matter of the Credit, which the Bank makes to the Pesos Checking Account or to the Dollar Checking Account, which the Borrower maintains open with the Bank for the withdrawal and payment of the Credit (hereinafter jointly referred to as “Checking Accounts”).

and/or

ii) indirectly, through guarantee granting mechanisms, which may include without limitation, among others, the establishment of a banking guarantee issued through the documents or instruments which the law determines for such effects and which may be used by the Borrower to guarantee the Significant Acquisition, or to get a hold of money market resources in which the Bank, or any of its affiliates or Subsidiaries, would be able to receive an order from the Borrower to guide the necessary actions in order to obtain said resources. The purpose of these resources will have to complement a Significant Acquisition.

In any case, the direct or indirect withdrawals of the Credit are subject to the following:

(i) That there exists on behalf of the Borrower no fact or motive that may be considered default of its obligations established herein.

(ii) That the Borrower presents the Bank with a letter of request, (Withdrawal Request) which will have to be underwritten by the Borrower or the attorney(s)-in-fact with sufficient legal capacity of the Borrower. Said Withdrawal Notification will have to be delivered to the Bank at least 3 (three) business days before the date of withdrawal, in the understanding that this date could be advanced if the Bank, in accordance to its capacity in that moment, informed the Borrower of such possibility and the Borrower were thus to request it.

(iii) That the Guarantee constituted in the terms agreed upon in the Fifteenth Clause herein, continues in effect during the term of this Agreement and until the Borrower has not paid the Bank the principal, interests, and other additional charges of the Credit and/or if applicable, the banking guarantee issued is no longer valid.

(iv) That the Borrower has an available positive balance in the Credit, subject matter of this Agreement, in the understanding that to determine whether there exists an available balance, the parties agree that the result obtained from the sum of the principal balances on behalf of the Borrower, along with the sum of the banking guarantees issued in favor of the Borrower under the Credit subject matter of this Agreement, must not exceed the amount of USA$1,200’000,000.00 (One billion two hundred million American Dollars 00/100), in the understanding that the principal balances of the peso withdrawals and the banking guarantees also issued in pesos will be determined with the exchange rate agreed upon in the first paragraph of the Second Clause herein.

(v) That the Borrower has paid the Bank the respective fees, as the parties have agreed-upon pursuant to the Ninth Clause of this Agreement.

(vi) If applicable, that the documents necessary to the implementation of the direct or indirect withdrawals be executed.

Translation

For each occasion in which the Borrower intends to withdraw directly a part of or the whole Credit, the Borrower will have to establish the Payment Date for said withdrawal (hereinafter “Payment Date”), in the understanding that in no case will it be superior to the Effectiveness Termination Date of the Agreement.

The Payment Date for each withdrawal thus agreed-upon will appear in the respective and corresponding promissory notes (hereinafter the “Promissory Notes”) which the Borrower will underwrite in favor of the Bank for each withdrawal.

For each occasion in which the Borrower intends to withdraw indirectly a part or the whole of the Credit through a Guarantee, the Borrower will establish the effectiveness date for the guarantee (hereinafter “Guarantee Maturity Date”) in the understanding that in no case will it be superior to the Effectiveness Termination Date.

The underwritten Promissory Notes and/or deeds will have to, if applicable, have the characteristics designated by article 170 of the General Law of Credit Instruments and Transactions (Ley General de Títulos y Operaciones de Crédito), of the applicable laws and of this Agreement.

Every one of the direct and/or indirect provisions established in this Agreement will diminish the Amount available of the Credit and will not be withdrawn again, nor installed again when their effectiveness has terminated and/or they have been paid to and/or canceled by the Bank.

By virtue of the foregoing paragraph, only for those indirect withdrawals necessary to induce or establish a direct withdrawal will the combination of both provisions be considered only one direct withdrawal.

PAYMENT OF THE PRINCIPAL.

SIXTH. During the effectiveness period of this Agreement, the Borrower agrees to pay in favor of the Bank the quantities withdrawn, making the payments to the Bank for the principal, on each corresponding Payment Date, as established in the Promissory Note(s) with which the applicable provision has been documented.

In case of any principal Payment Date were on a non-Business Day, the payment will be effected on the following business day.

ORDINARY INTERESTS.

SEVENTH. The Borrower agrees to pay the Bank, during the effectiveness period of this Agreement, ordinary interests on the unpaid balance of the Credit if direct withdrawals were effected, which will be calculated for withdrawals in Pesos, at an annual rate equivalent to the TIIE Rate (as defined below) plus the Applicable Margin (as defined below), and for the withdrawals in Dollars, at an annual rate equivalent to the Libor Rate (as defined below) plus the Applicable Margin.

The interest rates determined in accordance to what is set forth in the foregoing paragraph, will appear in the Promissory Notes as long as the Borrower documents said withdrawals from the Credit.

The interests will accrue as of the date of partial or total withdrawal of the Credit and will have to be paid to the Bank on each Interest Payment Date (as defined below).

In the assumption that a Payment Date were not a Business Day (as defined below), said payment will be made on the immediately following Business Day, with the corresponding interest recalculation.

By virtue of this Agreement:

“Business Day” means,

Translation

(i) for Peso withdrawals, every day except Saturday, Sunday and holidays, on which the headquarter offices of Mexico’s credit institutions are open to the public for the execution of banking transactions, for peso withdrawals.

(ii) for Dollar withdrawals, Business day will be every day except Saturdays, Sundays or holidays, and on which the headquarter offices of Mexico’s credit institutions, of New York City, United States of America, are open to the public for the execution of banking transactions.

“Interest Payment Date” means, the last day of each Interest Period.

“Applicable Margin” means the Margin that applies for each one of the direct withdrawals in accordance to the following periods, in the understanding that the maturity date of said periods will not be able to exceed the Effectiveness Termination Date:

i) Beginning on the date on which the first Credit withdrawal was made, until the first 90 days counted as of said date, the Applicable Margin over the unpaid balance of the Credit for this first period will be 0.175 percentage points if the withdrawal is made in Pesos and 0.20 percentage points if it is made in Dollars.

ii) As of the 91st day, until the 180th day, calculated as of the date on which the first Credit Withdrawal was made, or of any subsequent withdrawal were made in this period, the Applicable Margin over the unpaid balance of the Credit for this second period will be 0.225 percentage points if the withdrawal was or is made in Pesos and 0.25 percentage points if it was or is made in Dollars.

iii) As of the 181st day, until the 270th day, calculated as of the date on which the first Credit withdrawal was made, or of any subsequent withdrawal were made in this period, the Applicable Margin over the unpaid balance of the Credit for this third period will be 0.35 percentage points if the withdrawal was or is made in Pesos, and 0.30 percentage points if the withdrawal was or is made in Dollars.

iv) As of the 271st day, until the 365th day, calculated as of the date on which the first Credit withdrawal was made, or of any subsequent withdrawal were made in this period, the Applicable Margin over the unpaid balance of the Credit for this fourth period will be 0.40 percentage points if the withdrawal was or is made in Pesos, and 0.35 percentage points if the withdrawal was or is made in Dollars.

“Interest Period” means, each period of a calendar month which is considered the basis for the calculation of interests generated by the unpaid balance of the Credit, with the knowledge that (i) the first Interest Period will begin on date of the first withdrawal or of the applicable withdrawal and will end precisely on the last day of the respective withdrawal’s corresponding month (ii) the subsequent Interest Periods will begin on the day after the last day of the immediately preceding Interest Period and will end on the last day of the same month, and (iii) any Interest Period effective on the Effectiveness Termination Date will end on precisely such date.

“TIE Rate” means, the interbank equilibrium interest rate on a 28 day term, or in case the end of such term falls on a non-business day, of 26, 27 or 29 days, determined by the Bank of Mexico and published in the Official Federal Gazette (Diario Oficial de la Federación), the Business Day immediately preceding the beginning date of each Interest Period.

“Substitute Interest Rate of the TIIE Rate”. For the case in which any of each of the Interest Periods in which interests accrued were not to be calculated with the Bank of Mexico’s determination of the TIIE Rate, the interest rate that substitutes such TIIE Rate will be applied to this Agreement, which the Bank of Mexico itself made known, the same percentage points applied as a margin for the TIIE Rate, which are designated above and the same calculation system.

In case the Bank of Mexico does not make known the TIIE substitute interest rate, the CETES Rate will be applied to the Credit (as defined below) in addition to 1 one percentage point.

Translation

By virtue of this Agreement, “CETES Rate” means the last annual interest yield rate equivalent to the discount rate of the Certificates of the Federal Treasury in a 28 day term, or, in case the end of such term were to fall on a non-business day, of 26, 27 or 29 days, in the primary position weekly made known by the Federal Government through the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) through notices in the newspapers of major circulation in the country, being applicable to this Credit the last CETES Rate made known before the beginning of each Interest Period.

In case none of the aforementioned rates are published, the parties agree to the execution of an amendment agreement for this Agreement, with the purpose of establishing the interest rate applicable to the same. The foregoing, within a term no greater than 30 (thirty) calendar days notifies the Borrower of said circumstance.

“Libor Rate” (London Interbank Offered Rate), means the annual interest rate offered by the principle Banks in the interbank London market as the rate for Dollar deposits for a 30 day period, approximately at 11:00 (London, England time), that appears published 48 (forty eight) hours before the Beginning of each Interest Period in the page LIBOR 01 OF THE REUTERS INFORMATION SYSTEM, OR ALSO ON THE BTMM PAGE OF THE BLOOMBERG SYSTEM, both for the deposit in United States of America Dollars, or those to substitute, in case such pages were no longer published.

Said rate will be rounded to, if it were to be presented even in 1/100,000, or more than a percentage point, the 1/10,000 of the nearest percentage point. To this effect, five 1/100,000 of a point are considered nearer the 1/10,000 of the immediately superior percentage point.

In case the aforementioned rate is not published, the Bank and the Borrower agree to execute an amendment agreement to this Agreement, with the purpose of establishing the interest rate applicable to the same. The foregoing would be executed within a 30 (thirty) calendar day term, to the date on which the Bank notifies the Borrower of said circumstance.

If the parties do not reach an agreement with respect to the substitute rate applicable within the agreed upon, this will be considered cause for early maturity of this Agreement, in which case the Borrower will have to pay the Bank the unpaid Credit balance and its additional charges, on the date of said maturity, every time that on the contrary the unpaid balance accrues default interests pursuant to what was agreed-upon herein, taking as a basis the last ordinary applicable rate to the present Agreement.

To calculate the ordinary interests for each Interest Period, the annual applicable interest rate will be divided by 360 (THREE HUNDRED AND SIXTY) and the result will be multiplied by the number of calendar days that constitute the Interest Period at hand. The resulting rate will be multiplied by the unpaid balance of the Credit and the product will be the quantity that by virtue of interests the Borrower will have to pay the Bank on each Interest Payment Date.

DEFAULT INTERESTS.

EIGHTH. In case the Borrower does not pay punctually an amount it must cover in favor of the Bank in accordance to this Agreement, excepting interests, said amount will accrue default interests as of the date of its maturity until it is completely paid, interests that will accrue daily, that will be paid immediately and in accordance to an annual rate equal to the ordinary interests rate, plus 2 (two) percentage points.

To calculate default interests, the annual applicable default interest rate will be divided by 360 (THREE HUNDRED AND SIXTY) and the quotient will be applied to the unpaid and matured balances, thus resulting the default interest for each day, which the Borrower has agreed to pay in the terms of this Agreement.

FEES.

NINTH. “The Borrower”: Will pay the Bank the fees they agree-upon jointly.

Translation

PLACE AND FORM OF PAYMENT.

TENTH. All the payments the Borrower must make in favor of the Bank under this Agreement, for capital, interests, fees and other legal consequences, it will effect on the agreed-upon dates, on business days and during business hours, with no need of a prior request and in accordance to the following:

For Peso withdrawals. The payments of the withdrawals will be effected through payments to the account of the Bank with KEY number 012580001030025009 on behalf of the settlement Account Banca Corporativa Monterrey of the Bank and can be made in any other place that the Bank notifies the Borrower with at least 10 (ten) days before the respective Payment Date.

For Dollar withdrawals. The Borrower will meet its payment obligation precisely through payments made to the Dollars Checking Account number 400-210568 (four zero zero dash two one zero five six eight) on behalf of BBVA Bancomer in JPMorgan Chase, located on 270 Park Avenue, 10017, New York, N.Y., United States of America in a sufficient amount for the Bank to receive the interests and the principal derived from the Credit, through said payments.

Notwithstanding the foregoing, the Borrower instructs the Bank expressly and irrevocably, in case of default of the payment obligations contained herein, charge to whichever of the Checking Accounts the Borrower has with the Bank for the withdrawal and payment of the Credit, the principal amount, ordinary interests and, if applicable, default interests, fees, expenses and other amortizations of the Credit.

The Bank will apply every one of the amounts it receives from the Borrower, in accordance to the following order: (i) collection and enforcement expenses if applicable; (ii) lawyers’ fees in the case of enforcement; (iii) default interests; (iv) ordinary interests and (v) capital.

EARLY PAYMENTS.

ELEVENTH. The Borrower will be able to pay before its maturity with no penalty, the total amount for each withdrawal, by delivering prior written notice with 5 (five) Business Days notice to the Bank, the amount will be at least USA$10’000,000.00 (Ten million Dollars 00/100 legal currency of the United States of America or multiples of USA$$1’000,000.00 (One million Dollars 00/100 legal currency of the United States of America and on the Interest Payment Date; the amount for the early payments will be first applied to the payment of generated unmatured interests, and lastly to the capital.

In the assumption that the early payment causes some cost for the funding breach to the Bank, this cost will be covered by the Borrower, on the same date on which said payment is effected.

AFFIRMATIVE COVENANTS

TWELFTH

The Borrower covenants that as long as any payable amount pursuant to this Agreement and the promissory notes remain unpaid, the Borrower, and if applicable, the Guarantors agree to the following:

a) Financial Statements and other reports: the Borrower and the Guarantors will deliver to the Bank:

(i) Deliver the Bank annual financial statements, consolidated for the Borrower [and individual for the Guarantors], audited by a public accountants firms, acceptable to the Bank within 150 (one hundred and fifty) calendar days for the Guarantors and 120 (one hundred and twenty) calendar days for the Borrower, following the end of its fiscal year. Said financial statements must have a certificate from a responsible officer of the Borrower’s, which states no default has occurred or continues to occur, nor that a cause of early maturity has occurred, or, if a default has occurred and continues to occur or a cause of early maturity occurs, a statement regarding its nature, as well as of the acts they have performed and intend to perform with respect to said default or cause of early maturity, and

(ii) Deliver to the Bank within 90 (ninety) calendar days following the end of each one of the first three trimesters of each fiscal year, the internal consolidated financial statements of the Borrower, which will include

Translation

the general balance, statement of results, of changes in the financial situation and of the variations in the accountable corresponding capital. Said financial statements must have a certificate by a responsible officer of the Borrower, which states no default has occurred or continues to occur, nor that a cause of early maturity has occurred, or, if a default has occurred and continues to occur or a cause of early maturity occurs, a statement regarding its nature, as well as of the acts they have performed and intend to perform with respect to said default or cause of early maturity.

(iii) Simultaneously with the delivery by the Borrower of the financial information pursuant to with this Twelfth Clause, the Borrower will deliver to the Bank a certificate of consolidated leverage ratio and the consolidated fixed charge coverage ratio of a Responsible Officer that includes all the information and calculations necessary to determine the compliance by the Borrower of subsections (a) (i) and (ii) of the thirteenth clause herein.

(b) Default and litigation notice. The Borrower will deliver to the Bank:

(i)	As soon as possible, but in any case, within the 5 calendar days following any default or cause of early maturity, a statement from a Responsible Officer of the Borrower that designates the details of said default or cause of early maturity and the acts the Borrower has performed and intends to perform with respect to the same, and

(ii)	In a timely manner, a notice of any action or proceedings before any court, Governmental Authority or arbiter panel, which may affect the Borrower or any of its Subsidiaries with respect to any future responsibility or for any violation, of any law or regulation (including, with no limitation, Environmental Laws), in any case only if it had to or it were reasonable to wait for it to have to or be able to have in consequence an Adverse Material Effect.

(c) Compliance with contractual laws and obligations: The Borrower La will comply and will make every one of its Subsidiaries comply with all the requirements of applicable laws (including, in relation to licenses, concessions, certificates, permits, franchises, notices, registries and other necessary government authorizations to hold in ownership its assets or to perform its activities, antitrust and environmental laws and laws with respect to social security and pension funds), as well as all significant contractual obligations, except if from the default of the foregoing it were not reasonable to expect in consequence a Material Adverse Effect.

(d) Payment of Obligations: The Borrower will pay, and will make every one of its Subsidiaries pay, before falling in default, (i) all taxes, contributions, rights and government encumbrances that are determined, imposed or enforced and (ii) all the claims made pursuant to law, whose payment default, by operation of law, results in a Lien on its assets, in every case except if from the payment default it is not reasonable to expect in consequence a Material Adverse Effect; in the understanding, however, that neither the Borrower nor its Subsidiaries will be obligated to pay or force the payment of any taxes, encumbrances or claims that are challenged in good faith and through appropriate proceedings, and with respect to which adequate reserves are maintained, until any Lien that results therewith is established on its assets, and is enforceable with respect to third parties.

(e) Insurance maintenance: The Borrower will maintain and will make every one of its Subsidiaries maintains, insurance with well-known insurance companies, for the quantities and with the risk coverage that companies involved in similar business dealings and with the ownership of similar assets in the same areas in which the Borrower and its Subsidiaries operate, normally employ, in so far as said insurance are available in reasonable commercial terms.

(f) Business Leadership and Corporate Existence Conservation. The Borrower will to continue to dedicate itself to the same type of activities and business dealings to which it currently dedicates itself and will preserve and maintain and will make every one of its Material Subsidiaries preserve and maintain their legal existence, rights (be they statutory or legal), licenses, authorizations, permit,

Translation

notice, registry and franchises considered material for its business dealings; in the understanding that neither the Borrower, nor its Material Subsidiaries i will be obligated to maintain their legal existence regarding a merger or consolidation performed pursuant to what is established by the Thirteenth Clause (c); and in the understanding, likewise, that neither the Borrower, nor its Material Subsidiaries will be obligated to preserve any right or franchise if the Borrower or any of its Material Subsidiaries to their best judgment, in good faith, determine it is commercially desirable not to preserve said right or franchise, and that from the loss of said right or franchise it is not reasonable to expect that it have in consequence a Material Adverse Effect.

(g) Books and registries: The Borrower will maintain and will make all its Material Subsidiaries maintain, adequate registry and accounts, in which complete and correct entries will be made of all the financial transactions and of the assets and of the business dealings of the Borrower and of every one of its Material Subsidiaries, which entries will be made pursuant to the GAAP in Mexico (with respect to the Borrower and its Material Mexican Subsidiaries) or with any of the applicable accounting principles (with respect to the foreign Material Subsidiaries of the Borrower).

(h) Asset Maintenance: The Borrower:

(i)	Will maintain and preserve and will make every one of its Subsidiaries maintains and preserves, all its assets used or that are useful to the performance of its activities in a good state and in normal conditions, except for the ordinary use and wear and tear and

(ii)	Will maintain, preserve, and protect its intellectual property rights and all the governmental authorizations or of third parties, franchises, licenses and permits that are material to its business dealings and the business dealings of its Subsidiaries in the understanding that neither subsection (i) above, nor this subsection (ii) will impede the Borrower or any of its Subsidiaries discontinue the operation and maintenance of any of its assets, or allow the maturity of certain authorizations, licenses or permits provided they are desirable in the performance of their business dealings and that from said discontinuance, individually or jointly, it not be reasonable to expect it have in consequence a Material Adverse Effect.

(i) Payment parí passu preference: The Borrower will perform all the necessary acts in order that the obligations of the Borrower and of the Guarantors pursuant to this Agreement, the Promissory Notes, and other documents related to the Credit, at all times constitute valid and enforceable obligations of the Borrower and of the Guarantors, with a payment preference at least at the same level with respect to all the remaining non-subordinated and unsecured debt of the Borrower and of each one of the Guarantors.

(j) Transactions with Affiliates: The Borrower will perform and will make every one of its Subsidiaries perform all the transactions with any of its Affiliates in reasonable market conditions, no less favorable for the Borrower or any of its Subsidiaries, as the case may be, than those it would obtain in a comparable transaction in commercial terms with a Person that were not its affiliate.

(k) Maintenance of government authorizations: The Borrower will maintain in full force and effect, all the authorizations of, and registries before, any governmental authority that are necessary pursuant to the applicable law for the performance of its activities (including, with no limit, environmental and antitrust laws), for the fulfillment of its obligations pursuant to this Agreement, and for the validity and enforceability of this Agreement, unless if from the default to maintain any of said authorizations or registry it would be unreasonable to expect an Adverse Material Effect would result.

(l) Inspection Rights: Upon the Bank’s justifiable request, with at least ten business days notice, allow in writing the Bank’s designated representatives to inspect the accounting registries and/or the properties of the Borrower and of the Guarantors and interview with their respective functionaries and external auditors, during business hours and days. The expenses related with said inspection will

Translation

have to be covered by the Bank, in the understanding that in case of default of any of the obligations herein, any expense related with the inspection will be paid for by the Borrower and the Guarantors.

(m) Ratification before a notary public. Ratify before a notary public the signatures which underwrite this Agreement.

NEGATIVE COVENANTS.

THIRTEENTH

Up until the total payment of the principal, interests and other additional charges of the Credit, the Borrower will have to comply with the following negative covenants, unless the Bank agrees in writing to something different:

(a) Financial Limitations: The Borrower with the financial information of its Affiliates and Subsidiaries will have to comply during the effectiveness period of the Agreement with the following financial indicators which will me measured in quarterly form, according to what is established in the financial statements prepared in accordance to GAAP:

(i)	The Borrower will not allow the Consolidated Leverage Ratio to exceed 3.5 to 1.

(ii)	The Borrower will not allow the Consolidated Fixed Charge Coverage Ratio to be, at any moment, less than 2.5 to 1 for any period of four consecutive trimesters.

(iii)	On the date on which the Borrower delivers to the Bank the information to which the Eleventh clause, subsection (a) of this Agreement makes reference, the Borrower will deliver the Bank a signed certificate by a Responsible Officer that contains all the information and calculations necessary to determine the Borrower’s adherence to the provisions contained in subsections (a) (i) and (ii).

(b) Liens: The Borrower will not constitute, assume, nor will allow any Lien to exist on any of its assets and will prevent its Subsidiaries from constituting, assuming or allowing any Lien to exist on any their respective assets, be they currently in their ownership or be they acquired after that date, unless the following liens are involved (“Permitted Liens”):

(i)	Liens or deposits derived from any fiscal, work, or social security obligation, or created by operation of law, provided they were challenged in good faith through the corresponding proceedings and with respect to which reservations or any other provisions necessary were created according to GAAP in Mexico.

(ii)	Liens created as a consequence of legal easements or other similar legal encumbrances on the assets of the Borrower or its Subsidiaries, provided they were challenged in good faith through the corresponding proceedings and with respect to which reservations or any other provisions necessary were created according to GAAP in Mexico.

(iii)	Liens or seizures that result from any court decision and judicial order of any court, except that such court decision not be declared inadmissible or its effects were suspended through another judicial order within the sixty days following its date.

(iv)	Actual Liens already in existence.

(v)

Liens on assets that the Borrower or any of the Subsidiaries acquire in the future, which already exist before the acquisition date of such assets (unless such liens were created exclusively because of such acquisition), as well as Liens created with the purpose of guaranteeing the total or partial payment of the acquisition price or the debt incurred or assumed to acquire said assets, in the understanding that (A) said Liens will be limited to the acquired assets or, if the documents that originate said Lien require it, to whichever other assets that constitute improvements or assets acquired for the specific use with the acquired assets (in case of company acquisition, the Borrower or any of the Subsidiaries will be able to constitute liens over shares, corporate shares, or similar deeds which represent the corporate capital of the acquired companies or of those which, directly or indirectly, effect the acquisition) and (B) in

Translation

any case, said Liens can be created within the 9 following months, in the case of assets, their date of purchase, and in the case of improvements, to the date of their termination.

(vi)	Liens which renew, extend, or substitute any of the permitted Liens mentioned in paragraph (v) above, provided the amount of the guaranteed debt for said Liens does not increase or the term of the same does not reduce itself, and said Liens do not extend to different assets.

(vii)	Liens on representative shares on the Borrower’s corporate capital or any of its Subsidiaries’ created exclusively as a result of the transmission to a trust or other legal vehicle (including a company or other Legal Entity specifically constituted to have the ownership of said shares; in the understanding that said shares can be disposed of by the Borrower) whose net worth consists of said shares and whose purpose is not to guarantee the Borrower’s or any of its Subsidiaries’ debt (unless said guarantees are allowed by some other Permitted Lien).

(viii)	Liens on securities that guarantee repo-transactions and repurchase obligations of said securities.

(ix)	Liens on any Receivables Program Assets that are sold or assigned pursuant to a Qualified Receivables Transaction.

(x)	Additionally to the permitted liens pursuant to subsection (i) and (ix) above, liens to guarantee the Borrower’s or any of its Subsidiaries’ Debt (in a consolidated manner), provided however the value of the assets that guarantee said Debt does not exceed 5% of the Adjusted Consolidated Net Tangible Assets.

Likewise, the Borrower will be able to constitute different Permitted Liens to guarantee any Debt, provided however it guarantee in the same way its obligations pursuant to this Agreement, the Promissory Notes, and other documents related to the Credit, to the Bank’s satisfaction, during the same time as said Debt remains guaranteed.

(c) Consolidations and Mergers. The Borrower will not be able, in one or more related transactions, (x) consolidate or merge (as an acquiring or surviving company) with any other Person, nor (y) directly or indirectly transfer, deliver, sell, lease or in any other form dispose of all or of a substantial amount of all its goods or assets in favor of any Person, except, with respect to any of the transactions described in subsections (x) and (y) above, immediately after said transaction becomes legally enforceable:

1.	The Person that results or is constituted on account of said consolidation or merger, in case it is not the Borrower or any of its Material Subsidiaries, or the Persons it may acquire through transference, delivery, sale, lease or any other legal figure, all or a substantial amount of all the goods or assets in favor of the Borrower or of said Material Subsidiary (said Peron, a beneficiary) (a) is an incorporated company and validly in existence in accordance to the laws of the jurisdiction in which it is incorporated, which, in case of a beneficiary of the Borrower’s, it will e, Mexico, the United States, Canada, France, Belgium, Germany, Italy, Luxemburg, Holland, Portugal, Spain, Switzerland or the United Kingdom, or any political subdivision of the same (b) that in case it is a beneficiary of the Borrower’s, expressly assumes in accordance to a written agreement satisfactory in form and in content for the Bank, the obligations of the Borrower in accordance to this Agreement and the other credit documents (c) that in case it is a beneficiary of any guarantor, expressly assumes, in accordance to a written agreement satisfactory in form and in content for the Bank, the fulfillment of all the obligations of said guarantor in accordance to this Agreement and the other credit documents.

2.	In case of any of said transactions in which the Borrower or any guarantor participates, the beneficiary of any of them, as the case may be, expressly agrees to indemnify the Bank with respect to any contribution, government encumbrance imposed on the Bank as a consequence of said transaction, with respect to payments in accordance to the credit documents.

3.

Immediately after said transaction becomes legally enforceable, including, by virtue of this paragraph (3), the substitution of the Borrower by its beneficiary or any Subsidiary by its beneficiary and the treatment of any incurred Debt or Lien as a result of said transaction by the Borrower of any

Translation

beneficiary of the Borrower, or by any Subsidiary of the Borrower, or any beneficiary of said Subsidiary, as though it had been incurred at the time of said transaction, no default or cause for early maturity has occurred or continues to occur.

4.	The Borrower had delivered to the Bank a certificate from an officer and a legal opinion each of which signals that said consolidation, merger, delivery, sale, transference or lease, as well as that the agreements of said transaction, meet with the applicable provisions of this clause and that all the conditions contemplated in this Agreement regarding said transaction are met. The Borrower will make its Material Subsidiaries meet with the provisions established in this paragraph(c)

(d) Asset Disposition: The Borrower will not be able to sell, lease, nor in any way dispose of its assets (including shares of the corporate capital of any subsidiary), except for provisions of (1) inventory, accounts receivable related to the business dealings and surplus assets to the needs of the business dealings of the Borrower or of any subsidiary that are sold in the ordinary course of business, (2) Assets that are not used, that cannot be used or that cannot be maintained for their use with respect to cement transactions and other related transactions, and (3) Other assets, provided however the product of said assets is retained by the Borrower or said subsidiary, as the case may be, and as quickly as possible following said disposition (but in any case within the 180 calendar days following said disposition),said product be applied to (a) incurred expenses regarding the goods, plants, and instruments used in the cement industry or related industries, (b) the payment of the Borrower’s or any of its Subsidiaries’ Debt, be it guaranteed or not, or (c) investments in companies involved in the dement industry or in related industries. The Borrower will make its Material Subsidiaries comply with the provisions established in this paragraph (d)

(e) Change in the nature of the business dealings: The Borrower will not be able to perform, nor will it allow any of its Material Subsidiaries to perform, any substantial changes in the line of business and nature of its principal activities, as they appear on the date of this Agreement.

CAUSES OF EARLY MATURITY

FOURTEENTH

The Bank will be able to anticipate the maturity of the term for the payment of the unpaid balance of the credits and additional charges (the Borrower and Guarantors thus agreeing to, if applicable, the payment of the total unpaid amount of the credits and their additional charges), through the written statement delivered to the Borrower and Guarantors, in whichever of the following cases (each of said events, a “Cause of early maturity”), with no need of a lawsuit, resolution or judicial proceeding and other notification of any nature, to which the Borrower and the Guarantors expressly waive:

A)	Payment Default. If the Borrower (i) does not execute on their maturity any payment of principal in accordance to this Agreement, or (ii) does not perform any payment of interests or of any amount payable in accordance to this Agreement within the 3 business days following the date on which the payments ought to have been effected.

B)	Statements. If any statement made by the Borrower herein or in any other credit document, or by any guarantor, contained in any certificate, document or financial statement provided in accordance to this Agreement or with any other credit document, if applicable, is found to be incorrect in any important aspect, on the date on which it was made, if said error were not corrected within a 30 calendar day period as of (i) The date on which the Finance Director of the Borrower or of any of said Guarantors, as the case may be, knows of said error, or (ii) that the Bank has notified in writing the Borrower said error, or whatever happens first.

C)	Specific Defaults. If the Borrower or any of the Guarantors, as the case may be, no longer complies with any of its obligations established in the Twelfth and Thirteenth Clause.

Translation

D)	Other Defaults. If the Borrower or any Guarantor, as the case may be, no longer complies with any obligation established in this Agreement (different from those mentioned in subsections A) and C) above), and said default remains without being cured during a 30 calendar day period beginning on (1) the date on which the director of Finance of the Borrower knows of said default or (2) the date on which the Bank delivers to the Borrower a written notification regarding said default.

E)	Default of other agreements. If the Borrower or any of its Subsidiaries no longer pays the principal at its maturity, of any Relevant Date and if said Default or cause of default in consequence leads to the early maturity of the principal of said Material Debt.

F)	Voluntary Insolvency. If the Borrower or any of its Material Subsidiaries were to begin a voluntary proceeding with the purpose of reaching its dissolution, liquidation, commercial insolvency or other motions regarding itself to its debts in accordance to a law or proceeding in bankruptcy, insolvency, commercial insolvency or any law or similar present or future proceeding, or looks to appoint a fiduciary, receiver, liquidator, custodian or any other officer of similar nature regarding itself or any substantial part of its asserts, or agrees to any of said motions or proceedings, the appointment of any of said functionaries in an involuntary case or in any other proceeding initiated against it, or has to perform a generalized assignment of its assets in its creditor’s favor, or finds itself in generalized default in the payment of its due debts, or takes any corporate action to authorize any of the foregoing.

G)	Involuntary Insolvency. If any involuntary proceeding were to begin against the Borrower or any of its Material Subsidiaries with the purpose of reaching its liquidation, commercial insolvency, be that in relation to the Borrower or to said Material Subsidiary or its debts in accordance to a bankruptcy, insolvency, commercial insolvency law, or any other similar present or future law or proceeding, or the appointment of a fiduciary, receiver, liquidator, custodian or any other officer of similar nature regarding the Borrower or said Material Subsidiary or any substantial part of its assets and said involuntary proceeding were to continue for a 60 consecutive day period without being favorably resolved for the Borrower or the Material Subsidiaries; or an order or court decision is issued against the Borrower or any of its Material Subsidiaries in accordance to any bankruptcy, commercial insolvency, insolvency law or any other law of similar present or future nature.

H)	Court Decisions. If any court decision(s) is passed that allow no motion with respect to the payment of the money in a total amount that exceeds US50’000,000.00 or its equivalent in other currencies, against the Borrower and one or more of its Subsidiaries and said court decision(s) is not invalid, wholly guaranteed or obeyed within the 30 calendar days following the date on which they were passed.

I)	Parí passu. If the obligations of the Borrower and of any of the Guarantors in accordance to this Agreement and the Promissory Notes were no longer to have preference in payment at least at the same level as the other unsubordinated and unsecured debts of the Borrower and the Guarantors.

J)	Validity of the Agreement. If the Borrower or any of the Guarantors challenge the validity or enforceability of this Agreement or of any of the credit documents.

K)	Government Authorizations. If any concession, authorization, license, agreement, or government permit or of another nature that is necessary or that will be necessary in the future in accordance to any request by the applicable law for the signature, delivery or compliance by the Borrower or by any of the Guarantors of this Agreement or any credit document, or in order that this Agreement or ant credit document be valid and enforceable, it is not obtained, cancelled or modified, or no longer has validity or is modified in such a way as to have an adverse effect on the legal motions and on the rights of the Bank.

Translation

L)	Expropriation. If any government authority (i) nationalizes, takes possession, intervenes or in any form expropriates, all or a substantial part of the assets of the Borrower or any of the Guarantors or the corporate capital of the Borrower, or of any of the Borrowers, of any Material Subsidiary of the Borrower or of the Guarantors, or of any of the Subsidiaries of the Borrower (in this case, if an Adverse Material Effect could be reasonably expected) or (ii) performs any act that does not allow the Borrower or any of the Guarantors to meet their obligations in accordance to the credit documents.

M)	Change of Control. If the property (Beneficial Ownership) in accordance with the meaning given said term in Rule 13D-3 (Rule 13D-3) published by the Securities and Exchange Commission in the United States of America in accordance to the Securities Exchange Act of 1934, of the 20% or more of the shares with a right to vote in circulation of the Borrower or any of the Guarantors is acquired by any Person or group (in the terms of Rule 13D or 14D of the Securities Exchange Act of 1934); in the understanding that; if said acquisition were effected, directly or indirectly, by Mr. Lorenzo H. Zambrano or by any of the members of his immediate family, the same will not be considered a cause of early maturity.

N)	Granting of Relevant Role: If the Borrower does not grant the Bank, or if applicable any of its Subsidiaries and/or affiliates, an order to lead directly the structuring, implementation and enforcement of the transaction(s) required to refinance the Credit stipulated in this Agreement.

In this case, The Borrower will have a term to liquidate the whole Credit and its additional charges of up to 60 days beginning on the date on which such order is granted, that will in no case exceed the Effectiveness Termination Date. The Borrower will have to pay a commission to be determine by the parties pursuant Clause 9 herein.

In case any of the causes for early maturity established in paragraphs F and G of this Clause were to occur in relation to the Borrower or any of its Guarantors, the unpaid balance of the credits (jointly with the accrued and unpaid interests) and all other obligations of the Borrower and the Guarantors in accordance to this Agreement will be immediately considered mature and payable with no need for claim, lawsuit or protest of any other notification of any nature, all that is waived expressly by the Borrower and the Guarantors and with no need of notification or other action by the Bank.

The bank will have to deliver a default notification to the Borrower and the Guarantors in case any of the causes for early maturity early in paragraphs A, B, C or D of the fourteenth clause immediately occurs.

GUARANTEE

FIFTEENTH. In guarantee of the exact and timely payment of all and every one of the amounts that on the basis of principal amount, interests and other additional charges the Borrower owes the Bank in accordance to the Credit and to the Promissory Notes that document it, as well as in guarantee of the exact and timely payment of all and every one of the obligations that are assigned to the Borrower pursuant to this deed, Cemex México S.A. de C.V. and Empresas Tolteca de México S.A. de C.V., agree jointly and severally with the Borrower, and become plain paying Guarantors in favor of the Bank (the “Guarantee”) and they agree to present their guarantee with respect to all and every one of the Promissory Notes that document the Credit.

The Guarantors expressly accept that each and every one of the obligations contained herein, at the Borrower’s cost, are existent and valid pursuant to law, for which reason the Guarantors agree to pay in favor of the Bank the quantities derived for such obligations, with no need of greater procedure whatsoever and without being able to present any objection whatsoever for the payment that as Guarantors they will have to make in the Bank’s favor.

Translation

The Guarantors expressly accept in this act personal, primary and joint liability, if applicable, contained in articles 2814, 2815 and 2837 of the Federal Civil Code (Código Civil Federal) and any related articles of the different states of Mexico, effective on the signature date of this Agreement.

The Guarantee, subject matter of this Agreement, will subsist until the Bank has received the payment of all that it is owed on account of the obligations assumed by the Borrower in this Agreement, as well as its additional charges and legal consequences, even if:

1.	An extension or stand-by is granted the Borrower without the Guarantor’s consent;

2.	The Bank exempts the Borrower from payment and/or the Credit payment obligation is subject to new liens or conditions;

3.	The Guarantors cannot be substituted in the Borrower’s rights or privileges, because of error, fault or negligence on the Borrower’s part;

4.	Once the Debt derived from the Credit becomes enforceable, the Guarantors request the Bank file in court within a month following the default of such obligations, and the Bank does not exercise its rights within the stated term, or if once the trial has begun, the Bank, with no grounded cause, were to fail to file for more than three months.

As a consequence of the Guarantee subsistence agreement conferred above, the Guarantors waive the content of articles 2845, 2846, 2847 and 2849 of the Federal Civil Code (Código Civil Federal) and its related articles in the other states of Mexico.

EXPENSES.

SIXTEENTH. All the justifiable and reasonable expenses, as well as, if applicable, the Notary Public fees derived from this credit transaction, will have to be covered by the Borrower.

In case the Borrower, in a term of 10 (ten) days, beginning as of the signature date of this Agreement, has not made the payment for the expenses, fees, and rights originated herein, expressly and irrevocably authorizes the Bank to charge on its Checking Account the corresponding quantity(ies), in the understanding that if they do not have sufficient funds in said Checking Account, the Bank will pay of its own resources the applicable quantity(ies), the Borrower agreeing to compensate the Bank for these quantities, in a term of ten days, beginning on the date of the payment made by the Bank, agreeing, additionally, to pay the default interests agreed-upon herein, for each day in default of these payments.

TAXES.

SEVENTEENTH. The Borrower will pay the Bank the entire principal, interest, and other payable sums in accordance to this Agreement, free, exempt and with no deductions, encumbrance or any other fiscal responsibility that presently or in the future will burden, payable in any jurisdiction in Mexico.

AUTHORIZATION.

EIGHTEENTH. The Borrower ratifies the authorization granted the Bank previously, expressly and irrevocably in a separate document, in order that it request from the National or Foreign Credit Information Company(ies) that it considers necessary, all the information regarding its credit history. Likewise the Bank is authorized to perform periodic revisions and provide information on the credit histories to said company(ies) that it considers necessary, in the terms of the Credit Information Company Regulating Law. Said authorization will be effective at least during the effectiveness of the Credit or as long as a legal relationship exists with the Bank. The Borrower manifested it is fully familiar with the nature, reach and its consequences of the information that will be requested in periodic form for its financial and credit analysis.

CREDIT ASSIGNMENT.

Translation

NINETEENTH. This Agreement will become legally enforceable once it has been underwritten by the Borrower and the Bank and will later bind and benefit the Borrower and the Bank and their respective successors and assignees as the case may be, the Borrower will not be able to assign its rights and obligations in accordance to this Agreement, nor interest in the same without the previous consent in writing by the Bank. The Bank will be able to transmit, assign, negotiate this Credit and the Promissory Notes with which they are documented and with respect to such assignment, to the assignee will correspond against the Borrower the same rights and benefits it would have if it were the Bank in this Agreement, provided however it has the previous consent of the Borrower, which will not be denied nor delayed unreasonably within a 30-thirty calendar day term beginning as of the date of the notification in which the intention to perform the assignment is stated.

RESTRICTION AND EARLY TERMINATION.

TWENTIETH. In the terms of Article 294 of the General Law of Credit Instruments and Operations (Ley General de Títulos y Operaciones de Crédito), it is expressly agreed that the Bank reserves the right to terminate this Agreement exclusively in case the Borrower is in default of the obligations contained in the Twelfth and Thirteenth Clauses herein. The termination will be effected by means of a written notice delivered by the Bank to the Borrower, provided however it reasonably explains its motive.

COST INCREASE.

TWENTYFIRST. If due to the publication or reform of applicable laws or regulations, or to their interpretation by any governmental authority in charge of the interpretation or application of said laws or regulations, were to impose, modify or consider applicable any tax or limitation with respect to assets, deposits or loans of the Bank or to any other form of fund acquisition by the Bank, to grant and maintain the credit or the reduction of the principal sum or the interests the Bank ought to receive with respect to said Credit, the Borrower will pay the Bank immediately, upon the Bank’s request, the additional quantities necessary to compensate the bank for said duly justified cost increase or income reduction. The Borrower agrees that the Bank will have the right to receive the compensation mentioned in this paragraph, if the Bank becomes subject of si, or if it pays, any withheld tax on account of the principal or the interests that the Bank must pay to obtain funds to give or maintain the credit.

Following these assumptions, the Bank will notify the Borrower that one of the events that grant the Bank the right to receive additional quantities has occurred. The Bank’s certification by a duly authorized legal representative, in which appear the quantity for which the costs have increased or the principal as been reduced as a consequence of the occurrence of any of the designated events, will be conclusive with respect to said quantity, except for an error in its calculation.

Said additional payment will have to be effected by the Borrower within THIRTY days following the notification. In case the payment of said costs were not effected, default interests agreed-upon herein will be incurred on the mentioned costs, which will be calculated as of the date designated in the notification, until it is paid in full.

COURT DECISION.

TWENTYSECOND. This Agreement, in the case of Dollar withdrawals, is an international transaction in which the Dollar specification and the payment in the city of New York, N.Y., United States of America, are essential and, the Dollars will be considered the new applicable currency for all cases. The Borrower’s payment obligations with respect to the Credit and to the Promissory Note(s) that document the withdrawal of the Credit, will only be considered fulfilled when the quantities paid in foreign currencies or in another location, whether it be in accordance to court decision or in any other way, upon their conversion to Dollars and their transfer to the city of New York, pursuant to ordinary banking procedure, cover the Dollar quantity in said city of New York owed pursuant to this Agreement. If to obtain the court decision from any court, whether it be for the payment of any sum or in the enforcement of any court decision previously obtained, it becomes necessary to convert to another currency (the “Other Currency”), whatever payable sum in Dollars in accordance to this Agreement, the exchange rate that will be used will be the one with which the payment must be effected, pursuant to the court decision. The Borrower’s obligations with respect to any sum expressed in Dollars, which the Borrower

Translation

owes the Bank pursuant to this Agreement, will not fulfilled, notwithstanding any court decision expressed in an Other Currency, for more than the amount in Dollars that the Bank may acquire through habitual banking procedure, on the nearest Business Day following the Bank’s reception of any payable sum pursuant to said court decision in an Other Currency; and the Borrower agrees, as an independent obligation and notwithstanding any court decision in an Other Currency, that if the Dollar sum purchased in said form is inferior to the originally owed sum in Dollars, will indemnify the Bank for said loss, and the Bank agree that if the Dollar sum purchased in such manner exceeds that originally owed the Bank, the Bank will remit the surplus to the Borrower.

ADDRESSES.

TWENTYTHIRD. The parties designate as address for the enforcement of this Agreement, the following:

The Bank: Ave. Vasconcelos 101 Ote. Col. Residencial San Agustín, San Pedro Garza García Nuevo León

The Borrower: Av. Ricardo Margaín Zozaya 325 Col. Valle del Campestre Código Postal 66265 San Pedro Garza García, Nuevo León

The Guarantors: Av. Constitución 444 Poniente Código Postal 64000 Monterrey, Nuevo León.

The Borrower will have to inform the Bank of the change in Address, with at least 10 (ten) business days notice. In case it were not to do so, all the notices, notifications, and other judicial or extra-judicial proceedings made in the address indicated by the same, in this clause, will become legally enforceable.

EXECUTORY DOCUMENT.

TWENTYFOURTH. This Agreement, jointly with the account statement certified by the Bank’s Accountant, will be an executory document, pursuant to what is established in Article 68 of the Credit Institutions Law (Ley de Instituciones de Crédito).

LAWS AND COURTS.

TWENTYFIFTH. This Agreement is governed pursuant to the laws of the United Mexican States, especially by what is established in the Credit Institutions Law (Ley de Instituciones de Crédito), the General Law of Credit Instruments and Operations (Ley General de Títulos y Operaciones de Crédito), and its Supplementary Laws.

Likewise for everything in relation to the interpretation, enforcement, ,and compliance of this Agreement, the parties subject themselves to the jurisdiction of the Courts of the City of Monterrey, Nuevo León, waiving expressly to the jurisdiction of their present or future address.

In witness whereof, this Agreement is signed three times in the city of Monterrey, Nuevo León on the October 24, 2006.

“THE BANK” BBVA BANCOMER, S.A. INSTITUCIÓN DE BANCA MÚLTIPLE GRUPO FINANCIERO BBVA BANCOMER Represented by:	“THE BORROWER” CEMEX, S.A.B. DE C.V. Represented by:

CARLOS DAVID VELAZQUEZ THIERRY	AGUSTIN DE JESUS BLANCO GARZA

AGUSTIN DE LA GARZA VIDAURRI

Translation

“THE GUARANTOR” CEMEX MEXICO S.A. DE C.V. Represented by:	“THE GUARANTOR” EMPRESAS TOLTECAS DE MEXICO S.A. DE C.V. Represented by:

AGUSTIN DE JESUS BLANCO GARZA	AGUSTIN DE JESUS BLANCO GARZA